Commitment Letter

STRICTLY Private and confidential

CHINA NEPTUNUS DRUGSTORE HOLDING LTD.

25F, Neptunus Yinhe Keji Building
No.1, Kejizhong 3rd Road
Nanshan District, Shenzhen
Guangdong Province 518057
P.R. China

Attention: Simin Zhang

March 16, 2016

Dear Sirs:

CHINA NEPTUNUS DRUGSTORE HOLDING LTD. (“you” or the “Borrower”) has advised PING AN BANK CO., LTD. ( “we”, “us” or the “Bank”) that you intend to acquire, through your wholly-owned subsidiary Neptunus Global Limited, by a single-step merger (the “Merger”) with CHINA NEPSTAR CHAIN DRUGSTORE LTD. (the “Target”), all of the outstanding share capital of the Target.

In connection with the Merger, we understand that you wish to obtain a senior secured term loan facility (the “Facility” and, together with the Merger, the “Transactions”) in an aggregate principal amount of up to RMB 360,000,000 (or equivalent in US Dollar) to (i) fund in part the purchase price for the Merger and debt service reserve obligations relating to the Facility; and (ii) to pay related fees and expenses of the Transactions.

This letter (“this Commitment Letter”) is to be read together with the term sheet attached hereto as Appendix A (the “Term Sheet”), and, together with the fee letter (the “Fee Letter”) separately delivered by us to you on or about the date of this Commitment Letter, the “Commitment Documents”). Each capitalised term defined in the Term Sheet, unless otherwise defined in this Commitment Letter, has the same meaning when used in this Commitment Letter.

1.	Commitment

We are pleased to confirm our offer to commit to provide the full amount of the Facility in an aggregate principal amount of RMB 360,000,000 (or equivalent in US Dollar) (the “Commitment”) upon the terms and subject to the conditions set out or referred to in the Commitment Documents.

2.	Exclusivity
2.1	Unless and until this Commitment Letter terminates in accordance with the terms of this Commitment Letter, you shall ensure that no member of the Group will appoint, or award any title to, any third party in connection with arranging, underwriting and/or providing all or any part of the Facility or any other financing of the Merger without our prior written consent.

2.2	Except as otherwise provided in the Commitment Documents, no fees or compensation in connection with the Facility or any other financing of the Merger shall be payable to anyone without our prior written consent.
3.	Information

3.1       You hereby represent and covenant that:

(a)	all written information concerning the Group and, (to the best of our knowledge (having made due and careful enquiry and investigations)) the Target Group (other than any financial projections (the “Projections”), other forward-looking information and information of a general economic or industry-specific nature) that has been or will be made available to us by or on your behalf in connection with the transactions contemplated hereby (the “Information”) is or will be complete and correct in all material respects as at the date it is provided or as at the date (if any) at which it is stated and does not or will not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time); and
(b)	the Projections have been or will be prepared in good faith based upon reasonable assumptions at the time furnished by the Borrower to us (it being recognised by us that such Projections are not to be viewed as facts and are subject to uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realised, that actual results may differ from projected results and that such differences may be material).
3.2	Notwithstanding anything to the contrary contained in this Commitment Letter, none of the making of the representation under this paragraph 3, any supplement thereto, or the accuracy of any such representation shall constitute a condition precedent to the availability of the Facility, including, without limitation, under paragraph 4 (Conditions to Commitment) and paragraph 5 (Certain Funds) of this Commitment Letter; provided that subject to a clean-up period of 45 days after the Initial Utilisation Date immediately upon the expiry of the Certain Funds Period, nothing shall prejudice the rights or remedies of the Bank with respect to any breach of any such representation or warranty (irrespective of whether such breach arises prior to, upon or after the expiry of the Certain Funds Period).

4.	Conditions to Commitment
Our obligation to commit to provide the Facility under the Commitment Documents is subject to satisfaction of the following conditions:
(a)	execution of a mutually acceptable Facility Agreement and the other Finance Documents referred to in the Term Sheet, reflecting the terms and conditions set out in the Term Sheet, by all parties thereto, in accordance with paragraph 6 (Facility Agreement) of this Commitment Letter;
(b)	satisfaction of all conditions precedent to our obligations set out in the Commitment Documents and the Facility Agreement; and
(c)	compliance by the Borrower in all material respects with the terms of the Commitment Documents (including the payment of fees in accordance with the Fee Letter and paragraph 8 hereunder),

and, upon satisfaction (or waiver by us in our sole and absolute discretion) of such conditions, the initial utilisation under the Facility shall occur in accordance with the terms of the Facility Agreement.

5.	Certain Funds
5.1	The Commitments are made on a certain funds basis, as set out in the Term Sheet, during the Certain Funds Period. Accordingly, and notwithstanding anything to the contrary herein or in any other Commitment Document or the Facility Agreement, during the Certain Funds Period, the only conditions to utilisation of the Commitments are as expressly set out in paragraph 4 (Conditions to Commitment) of this Commitment Letter. None of the Commitment Documents, the Facility Agreement or the other Finance Documents shall contain any material adverse effect conditionality in respect of the Commitment.
5.2	We confirm that:
(a)	the Commitment and the Facility have been approved by our credit committee and all other relevant internal bodies required to provide such Commitment, and we have completed all required due diligence;
(b)	we have completed all approvals processes and received all final internal approvals required to execute this Commitment Letter; and
(c)	we have completed and are satisfied with the results of all client identification procedures we are required to carry out in connection with making the Facility available in connection with the Merger in compliance with all applicable laws, regulations and internal requirements (including but not limited to all applicable money laundering rules and all “know your customer” requirements).
5.3	We further confirm that drafts of the Merger Documents (each as at the date of this Commitment Letter) have been delivered to the Bank, and in the forms delivered are (and subject to them remaining in substantially the same form, or with such supplements or other modifications (which in the aggregate, do not materially and adversely affect the interests of the Bank), when delivered in final forms, will be) acceptable to us for the purposes of satisfying any of the conditions precedent in the Term Sheet which corresponds to that document.
5.4	If it becomes unlawful in any applicable jurisdiction for us to perform any of our obligations as contemplated by the Commitment Documents or to fund or maintain the Facility, we shall:

(a)	promptly notify you upon becoming aware of the event; and

(b)	in consultation with you, take all reasonable steps to mitigate any circumstances which arise and which would result in our Commitment not being available including (but not limited to) transferring our rights and obligations under the Commitment Documents to one or more of our Affiliates, provided that we are not obliged to take any such steps if, in our opinion (acting reasonably), to do so might be materially prejudicial to us.
6.	Facility Agreement
6.1	Each of the parties agrees to negotiate in good faith, to use reasonable best efforts and to allocate sufficient resources and personnel to ensure that the parties hereto shall enter into the Facility Agreement and the other Finance Documents, in all relevant capacities, as soon as reasonably practicable following countersigning of this Commitment Letter by the Borrower and in any event no later than three Business Days prior to the Longstop Date (as defined in paragraph 13 (Termination) below) (the “Proposed Signing Date”), subject to:

(a)	you signing and returning to us copies of the Commitment Documents; and
(b)	entry into the Merger Agreement by the parties thereto.
6.2	The parties’ undertaking above to negotiate in good faith, to use their reasonable best efforts and to allocate sufficient resources and personnel to ensure that they enter into the Facility Agreement and the other Finance Documents shall expire on the termination of this Commitment Letter.
6.3	If, despite good faith negotiation, the parties hereto are unable to agree on any term of the Facility Agreement by the Proposed Signing Date, such term will, to the extent comparable with respect to the Facility, be in the then current recommended form of Senior Multicurrency Term and Revolving Facilities Agreement for Leveraged Acquisition Finance Transactions of the Loan Market Association (the “Precedent Facilities Agreement”) (subject to the specific terms of the Term Sheet), provided that where the Precedent Facilities Agreement contains a drafting option, is silent on a particular point or the provisions of the Precedent Facilities Agreement require more than minor or technical changes in order to be incorporated into the Facility Agreement, the relevant language shall be such option or language as is reasonably requested by us or, if we do not specify any option or language within five days of the date of a written request by you, such option or language reasonably requested by you.
7.	Indemnification
7.1	Whether or not the Finance Documents are signed, the Borrower shall, within three Business Days of demand indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(a)      the use of proceeds of the Facility;

(b)      any Commitment Document or any Finance Document; and/or

(c)      the Commitment.

7.2	The Borrower shall not be liable under paragraph 7.1 of this Commitment Letter for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Commitment Document or any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or willful misconduct of that Indemnified Person.
7.3	We shall have no duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under paragraph 7.1 of this Commitment Letter.
7.4	The Borrower agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or any of its Affiliates for or in connection with anything referred to in paragraph 7.1 of this Commitment Letter except, following the Borrower’s agreement to the Commitment Documents, for any such cost, expense, loss or liability incurred by the Borrower that results directly from any breach by that Indemnified Person of any Commitment Document or any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or willful misconduct of that Indemnified Person. Notwithstanding the foregoing, no Indemnified Person shall be responsible or have any liability to the Borrower or any of its Affiliates or anyone else for consequential losses or damages.

7.5	The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph 7 but only for the benefit of the other Indemnified Persons, subject always to the terms of paragraphs 19 (Governing Law) and 20 (Arbitration) of this Commitment Letter.
7.6	For the purposes of this paragraph 7, “Indemnified Person” means the Bank, any of our Affiliates and each of our (or each of our Affiliates’) directors, officers, employees and agents.
7.7	On the date of the Facility Agreement, your obligations under this paragraph 7 shall terminate and be superseded by the relevant terms of the Facility Agreement and this paragraph 7 shall cease to have effect to the extent an equivalent indemnity is included in the Facility Agreement.
8.	Fees and Expenses; Payments
8.1	All fees shall be paid in accordance with the Fee Letter.
8.2	Whether or not the Finance Documents are signed, the Borrower shall, within five Business Days of demand by us, pay us (or our legal advisor(s)) the amount of all costs and expenses (including legal fees) incurred by us in connection with the negotiation, preparation, printing and execution of the Commitment Documents and the Finance Documents.
8.3	All payments to be made under the Commitment Documents:
(a)	are non-refundable and non-creditable against other fees, costs and expenses payable in connection with the Facility;
(b)	shall be paid in the currency of invoice and in immediately available, freely transferable cleared funds to such account(s) with such bank(s) as the Bank shall notify to the Borrower;
(c)	shall be paid without any set-off, counterclaim, deduction or withholding for or on account of tax (a “Tax Deduction”) unless a Tax Deduction is required by law. If a Tax Deduction is required by law to be made, the amount of the payment due shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required; and
(d)	are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable, the Borrower shall also and at the same time pay to the recipient of the relevant payment an amount equal to the amount of the VAT.
9.	Confidentiality
9.1	The parties hereto acknowledge that the terms and conditions of the Commitment Documents are confidential and are not to be disclosed to or relied upon by anyone else, except that disclosure of such terms and conditions or a copy of any of them is permitted to the extent made as follows:
(a)	to the Group and Target Group and the current direct or indirect owners and management of the Group and Target Group or any of their Affiliates and their respective officers, directors, employees, investors and advisors or any of their Affiliates on a “need to know” and confidential basis for purposes of the Merger;
(b)	to the Borrower’s, the Bank’s, or to any of their or their Affiliates’ respective officers, directors, employees, investors and advisors on a “need to know” and confidential basis for purposes of the Merger; or

(c)	to anyone else to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange and the US Securities and Exchange Commission).
9.2	Notwithstanding anything to the contrary in any Commitment Document, on the date of the Facility Agreement, the provisions of this paragraph 9 shall automatically terminate and be superseded by the terms of the Facility Agreement.
10.	No Announcements

Each of the parties hereto shall not make, and shall cause each of its Affiliates not to make, any public announcement regarding any Transaction without the prior consent of the other parties hereto (such consent not to be unreasonably withheld or delayed), except to the extent required by law, regulation or applicable governmental or regulatory authority (including any applicable stock exchange or the US Securities and Exchange Commission).

11.	No Assignment

No party hereto may assign or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of the other parties.

12.	Offer Period

Our offer with respect to the Commitments on the terms and conditions as set out in the Commitment Documents shall remain in effect until 5:00 p.m. (Beijing time) on the tenth (10th) Business Day after the date on which this Commitment Letter signed by the Bank is delivered to the Borrower, at which time it will automatically expire unless before then we have received your written agreement to each Commitment Document or this offer is extended by us in writing.

13.	Termination
13.1	Subject to paragraphs 13.3 and 14 (Survival) of this Commitment Letter:
(a)	we may, by written notice to you, terminate our obligations under the Commitment Documents on the earlier of:
(i)	5 August 2016 (or such later date as we agree in our sole discretion), if and only if the Closing Date does not occur on or prior to such date; and
(ii)	the date on which you notify us in accordance with paragraph (b) below that you have withdrawn your offer for the Target or you have otherwise unequivocally abandoned or terminated the Merger,

(the “Longstop Date”); and

(b)	you may, by written notice to us, terminate your obligations under the Commitment Documents if you withdraw your offer for the Target or otherwise abandon or terminate the Merger.
13.2	You shall promptly notify us of any decision to withdraw your offer for the Target or otherwise abandon or terminate the Merger.
13.3	Subject to paragraph 14 (Survival), this Commitment Letter shall automatically terminate on the date of the Facility Agreement.
14.	Survival

14.1	The terms of paragraph 1 (Commitment) to paragraph 3 (Information), paragraph 5 (Certain Funds), paragraph 8 (Fees and Expenses; Payments), paragraph 10 (No Announcements), paragraph 11 (No Assignment) and this paragraph 14 to paragraph 21 (Integration) inclusive of this Commitment Letter shall survive and continue after the date of the Facility Agreement.
14.2	Without prejudice to paragraph 14.1 of this Commitment Letter, paragraph 8 (Fees and Expenses) to paragraph 20 (Arbitration) inclusive shall survive and continue after any termination or expiry of any Commitment Document, whether as a result of paragraph 13 (Termination) or otherwise.
15.	Amendments

No waiver or amendment of any provision of any Commitment Document shall be effective unless it is in writing and signed by the parties hereto.

16.	Third Party Rights
16.1	Unless expressly provided to the contrary in this Commitment Letter, a person who is not a party to this Commitment Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.
16.2	Notwithstanding any term of this Commitment Letter, the consent of any person who is not a party to this Commitment Letter is not required to rescind or vary this Commitment Letter at any time.
17.	Counterparts
17.1	Each Commitment Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of such Commitment Document.
17.2	Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or in electronic format (e.g., “.pdf” or “.tif”) is equally as effective as delivery of an original executed counterpart of this Commitment Letter.
18.	Notices
18.1	Any communication to be made under or in connection with any Commitment Document shall be made in writing and, unless otherwise stated, may be made by fax, email or letter.
18.2	Notices and communications to be given to the Borrower shall be sent to:
Name:	China Neptunus Drugstore Holding Ltd.
Address:	25F, Neptunus Yinhe Keji Building, No.1, Kejizhong 3rd Road, Nanshan District, Shenzhen, Guangdong, 518057, P.R. China
Attention:	Simin Zhang
Fax:	+86-755-2643-0889
Email:	zhangsm@nepstar.cn
18.3	Notices and communications to be given to the Bank shall be sent to:
Name:	Ping An Bank Co., Ltd.

Address:	14F, Pingan Bank Building, No.5047, Shennan Road East, Shenzhen, Guangdong Province, P.R. China
Attention:	Deng Luxi (邓璐茜) / Cai Tao(蔡涛)
Fax:	+86-755-8208-1087
Email:	dengluxi760@pingan.com.cn / caitao529@pingan.com.cn

19.	Governing Law

This Commitment Letter and the arbitration agreement in paragraph 20 (Arbitration) of this Commitment Letter, including any non-contractual obligations arising out of or in connection with this Commitment Letter, are governed by, and shall be construed in accordance with, English law.

20.	Arbitration
20.1	Each of the parties hereto agrees that any claim, dispute, controversy or difference of whatever nature arising under, out of or in connection with this Commitment Letter (including any dispute as to its existence, validity, interpretation, performance, breach or termination or any dispute regarding non-contractual obligations arising out of or relating to this Commitment Letter) (a “Dispute”), shall be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules of Arbitration as amended from time to time (the “Rules”) and as modified by this paragraph 20. The Rules are incorporated by reference into this paragraph 20 and capitalised terms used in this paragraph 20 which are not otherwise defined in this Commitment Letter have the meaning given to them in the Rules. The number of arbitrators shall be three, one of whom shall be nominated by the claimant, one by the respondent and the third of whom, who shall act as president, shall be nominated by the two party-nominated arbitrators, provided that if the third arbitrator has not been nominated within 30 days of the nomination of the second party-nominated arbitrator, such third arbitrator shall be appointed by HKIAC. The parties hereto may nominate, and the HKIAC may appoint, arbitrators from among the nationals of any country, whether or not a party hereto is a national of that country. The seat or legal place of arbitration shall be Hong Kong and the language of the arbitration shall be English. The hearings shall be held in Hong Kong or any other location that the arbitral tribunal may, after having consulted with the parties hereto, determine to be convenient.
20.2	To the fullest extent permitted by law, the Borrower irrevocably and unconditionally submits to the jurisdiction of (A) the arbitral tribunal constituted pursuant to paragraph 20.1 of this Commitment Letter in relation to any Dispute, and (B) the courts of any jurisdiction in relation to court proceedings in respect of an arbitration proceeding commenced under paragraph 20.1 of this Commitment Letter and an award rendered pursuant thereto (a “Related Proceeding”), whether before or after a final arbitral award is rendered, and for the purposes thereof waives and agrees not to claim any sovereign or other immunity that it may have whether from the jurisdiction of any arbitral tribunal established in accordance with paragraph 20.1 of this Commitment letter in relation to any Dispute or any court in relation to a Related Proceeding, including, without limitation, in respect of: (i) any form of relief whether by way of interim or final injunction or order for specific performance or recovery of any property; and (ii) any recognition, enforcement or execution of any arbitral award, judgment or court order against any the property, revenues or other assets whatsoever of the Borrower (irrespective of their use or intended use).
21.	Integration

21.1	The Commitment Documents form the entire agreement between the parties hereto as to the Facility and replace any previous oral or written understanding or agreement in relation to the Facility or the financing of the Merger.
21.2	Each of the parties hereto agrees that each of the Commitment Documents is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith).
22.	Partial Invalidity

If, at any time, any provision of this Commitment Letter is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

If you agree to the above, please sign, date and return to us the enclosed copies of this Commitment Letter and the Fee Letter delivered by us to you in accordance with paragraph 12 of this Commitment Letter. We look forward to working with you on this transaction.

Yours faithfully,

PING AN BANK CO., LTD.

as the Bank

By:/s/ Jishu Wang

Name: Jishu Wang

Title:Manager

We agree to the terms set out above.

CHINA NEPTUNUS DRUGSTORE HOLDING LTD.

as the Borrower

By: /s/ Simin Zhang

Name: Simin Zhang

Title: Director

Date: March 16, 2016

Appendix A

Term Sheet

NEPSTAR -

SENIOR SECURED BANK FACILITY TERM SHEET

PART 1
FACILITY

Facility:	Term loan facility.
Amount:	Up to RMB360 million (or equivalent US$) term loan facility.
Currency:	The Facility may be drawn down in US$.
“Acquisition” or “Merger”:	The acquisition of all the shares in the Target that are not already owned directly or indirectly by the Borrower to be effected through a Cayman Islands statutory merger between the Merger Sub and the Target pursuant to a merger agreement entered into among the Borrower, the Merger Sub and the Target (the “Merger Agreement”), with the Target being the surviving entity of the Merger.
Borrower:	China Neptunus Drugstore Holding Ltd. (the “Borrower”), a BVI business company incorporated with limited liability in the British Virgin Islands with company number 610341.
Target:	China Nepstar Chain Drugstore Ltd., an exempted company incorporated with limited liability in the Cayman Islands with company registration number 139055 and listed on the New York Stock Exchange under the ticker symbol “NPD”.
Merger Sub:	Neptunus Global Limited, an exempted company incorporated with limited liability in the Cayman Islands with company registration number 308299.
Sponsor:	Mr. Zhang Simin (张思民)
Shenzhen Neptunus Group:	Shenzhen Neptunus Group Co., Ltd. (深圳海王集团股份有限公司)
Neptunus Medicine:	Shenzhen Neptunus Medicine Co., Ltd. (深圳市海王星辰医药有限公司)
Neptunus Commercial:	Shenzhen Neptunus Commercial Development Co., Ltd. (深圳市海王星辰商业发展有限公司)
Lender:	Ping An Bank Co., Ltd.
Ranking:	At least pari passu with all other unsecured and unsubordinated obligations of the Borrower.
Final Maturity Date:	Twelve (12) months from the Initial Utilisation Date.
Purpose:	To: (i) finance the aggregate consideration payable in cash under the Merger Agreement (the “Merger Consideration”); and (ii) finance the payment of fees, costs and expenses related to the Acquisition and the Facility.

Availability Period:

Subject to Certain Funds set forth below, the Availability Period should run from and including the date of the Facility Agreement (the “Agreement Date”) until the earlier of: (i) the Termination Date (as defined in the Merger Agreement); and (ii) 5 August 2016 and (iii) the date on which the Merger Agreement is terminated in accordance with its terms.

Any amount of the Facility which is unutilised at the expiry of the Availability Period will be automatically cancelled.

Repayment:	To be repaid in one lump sum on the Final Maturity Date. Amounts repaid or prepaid under the Facility shall not be available for re-borrowing.

PART 2
PRICING

Arrangement Fee:	1% on the Facility amount, payable on the Initial Utilisation Date. The Arrangement Fee is non-refundable in all circumstances.
Margin:	4% per annum.
Interest on Loans:	The aggregate of the applicable: (i) LIBOR and (ii) Margin.
Interest Periods for Loans:	3 months (or such other period as agreed between the Lender and the Borrower), with the first Interest Period ending at the 20th day of the third month of the calendar quarter in which the Initial Utilisation Date lies (i.e. March, June, September or December).
Payment of Interest on Loans:	Interest is payable on the last day of each Interest Period.
Default Interest:	Default interest will be payable on any overdue amounts at a rate which is 2% per annum above the applicable interest rate.

PART 3
OTHER TERMS

Documentation:

The Facility will be made available under a facility agreement (the “Facility Agreement”) in form and substance satisfactory to the Lender and Borrower (which terms shall include, without limitation, materiality thresholds, baskets, exceptions, qualifications and grace periods, in all cases consistent with customary practice for transactions of this kind and taking into account the terms of comparable transactions in the market and the terms of prior transactions (if any) involving affiliates of the Sponsor and the Lender). The Facility Agreement will be negotiated in good faith consistent with this Term Sheet. The Lender’s counsel will draft the Facility Agreement using the current recommended form of Senior Multicurrency Term and Revolving Facilities Agreement for leveraged acquisition finance transactions of the Loan Market Association (“LMA”) as a base.

“Finance Documents” will include the Facility Agreement, documentation relating to Transaction Security (“Transaction Security Documents”), the Fee Letter, the Commitment Letter, the Keep-well Letters, the Undertaking Letters, the Subordination Agreement and any other documents designated as such by the Borrower and the Lender.

Initial Utilisation Date:	The date on which the Facility is first utilised.
Closing Date:	The date on which the Acquisition is consummated.
Group:	Borrower and its subsidiaries from time to time (each, a “Group Member” and together, the “Group”), including, only after the Merger, the Target Group.
Target Group:	Target, its subsidiaries from time to time (each a “Target Group Member” and together, the “Target Group”).
Offshore Group:	Members of the Group that are established outside the PRC (each an “Offshore Group Member”).
Onshore Group:	Members of the Group that are established in the PRC (each an “Onshore Group Member”). “PRC” means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan).
Sponsor Keep-well Letter	A keep-well letter entered into by and between Sponsor and Lender.

Shenzhen Neptunus Group Keep-well Letter

A keep-well letter entered into by and between Shenzhen Neptunus Group and Lender.

(Sponsor Keep-well Letter and Shenzhen Neptunus Group Keep-well Letter, collectively the “Keep-well Letter” and each a “Keep-well Letter”.)

Sponsor Undertaking Letter	An undertaking letter entered into by and between the Sponsor and the Lender.
Shenzhen Neptunus Group Undertaking Letter	An undertaking letter entered into by and between Shenzhen Neptunus Group the Lender.
Neptunus Commercial Undertaking Letter

An undertaking letter entered into by and between Neptunus Commercial and Lender.

The Lender agrees that each of the Sponsor Undertaking Letter, Shenzhen Neptunus Group Undertaking Letter, Neptunus Commercial Undertaking Letter shall not be required to be registered with any PRC governmental authorities (including, but not limited to, SAFE and the Ministry of Commerce of the PRC).

(The Sponsor Undertaking Letter, the Shenzhen Neptunus Group Undertaking Letter and the Neptunus Commercial Undertaking Letter, collectively, the “Undertaking Letters” and each a “Undertaking Letter”)

Subordination Agreement	A subordination agreement (in the form and substance to satisfaction of the Lender acting reasonably) entered into by and between the Lender, the Borrower and the intra-Group subordinated creditor(s) (to be identified).
Obligors:

The Borrower and, subject to the terms of this paragraph and to the extent legally permissible, Target, Neptunus Commercial, Neptunus Medicine and 深圳市海王医药电子技术有限公司(each an “Obligor”).

The Target, Neptunus Commercial, Neptunus Medicine and 深圳市海王医药电子技术有限公司, to the extent legally permissible, shall accede to the Facility Agreement as Obligor by no later than date falling 5 Business Days after the Closing Date.

Transaction Security:

The Facility shall be secured by first ranking security to be provided to the extent legally permissible and subject to the security principles (the “Security Principles”) to be agreed and detailed in the Facility Agreement (which Security Principles shall take into consideration the respective benefits and burdens of the granting of any particular security interest), as follows:

1. To be provided and take effect prior to the Initial Utilisation Date:

(a)          Charge over 17,000,000 ordinary shares of the Target granted by the Borrower; and

(b)         Charge over all the shares of the Merger Sub.

2. To be provided as soon as reasonably practicable and in any event within an agreed timeframe after the Closing Date:

(a)          Charge over 14,548 ordinary shares of the Target (amounting to approximately 29.0849% of the Equity Interests in the Target) granted by the Borrower.

3 To be provided as soon as reasonably practicable and in any event within 10 days (for signing) and 60 days (for perfection) after the Closing Date:

(b)     Pledge over all shares of深圳市海王医药电子技术有限公司held by the Target; and

(c)    Pledge over all shares of the Neptunus Commercial held by the Target.

Certain Funds Period:	The period from the date of the Facility Agreement to and including the earlier of: (a) the last day of the Availability Period and (b) the Initial Utilisation Date.
Certain Funds Utilisation:	A Utilisation under the Facility to be made during the Certain Funds Period.

Certain Funds:

During the Certain Funds Period, unless any Major Representation is untrue in any material respect or any Major Default is continuing and subject to (a) the satisfaction (or waiver by the Lender) of the Conditions Precedent and (b) the provisions on “Change of Control” and “Illegality”, the Lender shall not be entitled to: (i) cancel any of its commitments under the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation; (ii) rescind, terminate or cancel the Facility or exercise any similar right or remedy or make or enforce any claim under the Finance Documents to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation; (iii) refuse to fund any Certain Funds Utilisation; (iv) exercise any right of set-off or counterclaim in respect of any Certain Funds Utilisation or exercise any rights under any of the Transaction Security Documents (in each case) to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation or (v) cancel, accelerate or cause the repayment of any Loans made under the Facility to the extent that doing so would prevent or limit the making of a Certain Funds Utilisation, in each case other than pursuant to any voluntary reduction or cancellation of the Facility by the Borrower; provided that subject to a clean-up period of 45 days after the Initial Drawdown Date immediately upon the expiry of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lender (whether arising prior to, during or after the Certain Funds Period) notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

For such purposes:

“Major Representation” means a representation insofar as it relates to the Borrower under any of paragraphs: (a) (status), (b) (binding obligations), (c) (non-conflict), (d) (power and authority), (e) (validity and admissibility in evidence), (g) (insolvency or insolvency proceedings), (t) (ranking), (x) (merger documents); (bb) (pari passu status of payment obligations), (cc) (holding company status of the Borrower), (dd) (sanctions, anti-money laundering and anti-corruption laws and regulations) and (ee) (anti-terrorism laws and regulations) of the section on “Representations” in this Term Sheet.

“Major Default” means any Default relating to:

(i)     any breach of any Major Representation;

(ii)    any breach by the Borrower of any undertakings set out in paragraphs (e) (restrictions on merger/ acquisitions/ reorganisation), (g) (restrictions on joint ventures), (h) (restrictions on activities of the Borrower as a holding company), (l) (negative pledge), (m) (restriction on disposals), (o) (restrictions on loans or credit), (r) (financial indebtedness) and (y) (restrictions on amendments/ waivers/ consents advise to the Lender of or under the Merger Documents) of the section on “General Undertakings” in this Term Sheet (each a “Major Undertaking“);

(iii)    any of paragraphs (a) (non-payment), (e) (insolvency), (f) (insolvency proceedings), (g) (creditors’ process), (h) (unlawfulness and invalidity) and/or (m) (repudiation) of the section on “Events of Default” in this Term Sheet, in each case insofar as such Events of Default relate to the Borrower and in the case of paragraph (m) of the section on “Events of Default” only insofar as such paragraph relates to any Finance Document.

Prepayment and Cancellation:

(a)         Illegality

A Lender’s commitment in respect of the Facility shall be cancelled and its share of the utilisations under each Facility shall be prepaid in the event of illegality in relation to that Lender.

(b)         Voluntary Cancellation

Subject to a minimum amount and multiples to be agreed, and also subject to satisfactory evidence that sufficient funds are available to otherwise complete the Merger, the Borrower may, on not less than five (5) Business Days’ prior notice, cancel the whole or any part of the unutilised amount for the Facility.

Amounts cancelled cannot be reinstated.

(c)         Voluntary Prepayment

Subject to a minimum amount and multiples to be agreed, the Facility may be prepaid at any time after the last day of the Availability Period in whole or in part on not less than five (5) Business Days’ prior notice without penalty, but subject to payment of break funding costs in the event of any prepayment made otherwise than on the last day of an Interest Period.

(d)         Change of Control

Upon a Change of Control, the Facility shall be immediately repaid in full and cancelled.

“Change of Control” means

(a)          at any time before the Closing Date, the Sponsor ceasing, directly or indirectly, to beneficially own more than one hundred per cent. (100%) of the aggregate shares of the (1) Borrower and (2) Merger Sub; or ceasing to have the power to appoint or remove the majority of the directors (or, if there is no board of directors, other equivalent officers) of (1) Borrower and (2) Merger Sub (which such majority hold the right to cast the majority of the votes at any meeting of the board of directors (or equivalent body, as the case may be) of (1) Borrower and (2) Merger Sub;

(b)          at any time after the Closing, the Sponsor ceasing, directly or indirectly, to beneficially own more than seventy per cent. (70%) of the aggregate shares of (1) Borrower, (2) the Target, (3) Neptunus Commercial and (4) Neptunus Medicine and (5) 深圳市海王医药电子技术有限公司; or ceasing to have the power to appoint or remove the majority of the directors (or, if there is no board of directors, other equivalent officers) of (1) Borrower, (2) the Target, (3) Neptunus Commercial and (4) Neptunus Medicine and (5) 深圳市海王医药电子技术有限公司 (which such majority hold the right to cast the majority of the votes at any meeting of the board of directors (or equivalent body, as the case may be) of (1) Borrower, (2) the Target, (3) Neptunus Commercial and (4) Neptunus Medicine and (5) 深圳市海王医药电子技术有限公司.

(e)         Mandatory Prepayment - Flotation Proceeds

Upon any public offering of shares or equity interests (or securities relating thereto) of the Borrower or any holding company or subsidiary of the Borrower (“Flotation”), an amount equal to the applicable percentage (to be agreed) of the proceeds (less expenses and taxes incurred) shall be applied in prepayment of the Facility.

(f)          Mandatory Prepayment – Disposal Proceeds

Subject to customary exceptions, materiality thresholds and permitted baskets to be agreed and detailed in the Facility Agreement and to the extent not applied in reinvestment replacement or reinstatement of the relevant assets being disposed of within 12 months of receipt of the relevant disposal proceeds, such relevant disposal proceeds (less expenses and taxes incurred) shall be applied in prepayment of the Facility.

(g)         Mandatory Prepayment - Insurance Proceeds

Subject to customary exceptions, materiality thresholds and permitted baskets to be agreed and detailed in the Facility Agreement, and to the extent not applied to meet the relevant third party claim or to cover the relevant operating losses or in replacement or reinstatement of the relevant asset within, in each case, 12 months, all proceeds of any insurance claim (less expenses), subject to agreed thresholds, baskets and exceptions, shall be applied in prepayment of the Facility as set out below.

(h)         Mandatory Prepayment – Upstreaming Cash

The Borrower shall (a) procure that the Target shall make dividends, distributions or payment under the loans (in an amount of no less than 200 million RMB or equivalent US$) to the Borrower within 4 (four) months after the Initial Utilisation Date, and (b) apply 100% of proceeds of such proceeds in prepayment of the Facility within such 4 (four)-month period.

(i)           General

Any amount prepaid may not be redrawn.

Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Representations

Each Obligor in respect of itself (and where applicable, in respect of its Subsidiaries) will make the following representations (in each case, subject to customary materiality qualifications and other exceptions and taking into account the terms of comparable transactions in the market and the terms of prior transactions (if any) involving affiliates of the Sponsor and the Lender)):

(a)         Status; *

(b)         binding obligations; *

(c)         non-conflict with: *

(i) any applicable law or regulation;

(ii) its constitutional documents; or

(iii) any other agreement or instrument binding on it;

(d)         power and authority; *

(e)         validity and admissibility in evidence; *

(f)          governing law and enforcement; *

(g)         insolvency or insolvency proceedings;

(h)         no filing or stamp taxes;

(i)           no deduction of tax;

(j)           no Event of Default; *

(k)         no misleading information (with respect to any information provided since the last time such representation or warranty was made); *

(l)           the Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied;

(m)       the Original Financial Statements give a true and fair view of the financial condition and results of operations of the Target Group as at the date of the Original Financial Statements and during the period to which such Original Financial Statements relate;

(n)         the most recent financial statements delivered: *

(i)      have been prepared in accordance with the Accounting Principles; and

(ii)     give a true and fair view of (if audited) or fairly represent in all material respects the consolidated financial condition and consolidated results of operations for the Target Group for the period to which they relate, subject to (in the case of unaudited statements) customary year-end adjustments;

(o)        no proceedings pending or threatened; *

(p)         no breach of laws; *

(q)         no breach of environmental laws and no environmental claims; *

(r)          taxation – no Obligor is overdue (taking into account any extension or grace period) in filing its tax returns, or is overdue in payment of taxes; *

(s)          subject to customary exceptions and baskets to be agreed, no financial indebtedness other than the indebtedness arising under the Finance Documents; *

(t)           ranking - the Transaction Security has the priority which it is expressed to have; *

(u)         good title to assets; *

(v)         ownership of the assets charged under the Transaction Security Documents; *

(w)       shares subject to Transaction Security (fully paid up and non-assessable, no restriction on transfer upon enforcement of the Transaction Security); *

(x)         Merger Documents – the Merger Documents provided to the Lender contain all the material terms of the Acquisition; there is no breach or default thereunder as at date of Commitment Letter (or thereafter to an extent that would entitle the Borrower, the Merger Sub or any relevant party thereto not to proceed with the Acquisition as agreed); no amendment/waiver/ consent adverse to the Lender thereunder and no termination (except as permitted);

(y)         the Group structure chart shows all Group members and contains a description of the corporate structure of the Group which is true, accurate and complete in all material respects (in each case assuming completion of the Acquisition);

(z)         accounting reference date;

(aa)      intellectual property rights subject to Material Adverse Effect qualifier;

(bb)     pari passu status of payment obligations (except for obligations mandatorily preferred by law applicable to companies generally); *

(cc)      holding company status of the Borrower; *

(dd)     sanctions, anti-money laundering and anti-corruption laws and regulations; *

(ee)      anti-terrorism laws and regulations; *

(ff)       Federal Reserve regulations; *

(gg)      Pensions subject to Material Adverse Effect qualifier; *

(hh)     Compliance with SAFE rules;* and

(ii)         no security interests granted by the Obligor other than the Transaction Security subject to exception to be agreed. *

All representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Facility Agreement, the date of each Utilisation Request and on, each Utilisation Date.

Representations marked with a * shall be repeating representations and shall be deemed to be made by the Borrower on the first day of each Interest Period.

Information Undertakings:

Borrower shall supply each of the following commencing on the Closing Date:

(a)         as soon as reasonably practicable but in any event within 120 days (or 120 days in the first Financial Year ending after the Closing Date) of the end of each of its Financial Years the audited consolidated financial statements for the Group for that Financial Year (each, “Annual Financial Statements”);

(b)         as soon as reasonably practicable but in any event within 60 days of the end of each of the first three quarters of each of its Financial Years the consolidated unaudited financial statements for the Group for that quarterly financial period (each, “Quarterly Financial Statements”);

(c)         (promptly upon becoming aware of the same) details of any litigation, labour dispute, environmental claim, arbitration or administrative proceeding which are current, pending or threatened against the Borrower or any member of the Group which are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(d)         details of any material (and incapable of being rectified in accordance therewith) non-compliance or breach of a Merger Document by any relevant party thereunder;

(e)         details of any event or circumstance (promptly upon becoming aware of its occurrence) that would give rise to a mandatory prepayment;

(f)          all information provided to its shareholders (or any class of them) or its creditors generally at the same time as they are provided; and

(g)         promptly on request of the Lender, such further information regarding (a) the financial condition, material assets and operations of the Group and (b) the assets subject to Transaction Security.

The Borrower shall promptly notify the Lender of any default under the Finance Documents (each, a “Default”) which is continuing upon it becoming aware of that Default and, following request by the Lender, certify that no Default is continuing (or, if a Default is continuing, certify what steps are being taken to remedy such Default).

Provisions will be included relating to reconciliation and/or adjustment to financial statements on a change of accounting basis or reference date to give all parties comparable protection.

Customary undertakings relating to the provision by the Obligors of information requested for any “know your customer” checks required to be carried out by the Lender shall be included.

General Undertakings:

Each Obligor in respect of itself (and where applicable, in respect of its Subsidiaries) will make the following undertakings only (in each case, subject to agreed materiality qualifications and other exceptions and baskets to be agreed in the Facility Agreement and taking into account the terms of similar transactions in the market and the terms of prior transactions (if any) involving affiliates of the Sponsor and the Lender):

Authorisations and compliance with laws

(a)         authorisations and approvals;

(b)         compliance with laws;

(c)         environmental compliance;

(d)         taxation;

Restrictions on business focus

(e)         restriction on merger/acquisition/reorganisation (other than, among other exceptions to be agreed, the Acquisition);

(f)          no substantial change in nature of business of the Group taken as a whole;

(g)         restriction on joint ventures;

(h)         restriction on activities of the Borrower as a holding company.

Restrictions on dealing with assets and Security

(i)           preservation of assets;

(j)           pari passu ranking except for obligations mandatorily preferred by law;

(k)         payments of amounts payable and preservation of rights and pursuit of claims under the Merger Documents where the board of the directors of the Borrower believes (acting reasonably and in good faith) that the pursuit of that claim is commercially advantageous and appropriate;

(l)           negative pledge (other than the Transaction Security);

(m)       restriction on disposals;

(n)         transactions with affiliates to be on arm’s length basis or better;

Restrictions on movements of cash – cash out

(o)         restriction on loans or credit;

(p)         restriction on guarantees or indemnities;

(q)         restriction on dividends, distributions, share redemptions, payments under shareholder loans and other restricted payments (“Restricted Payments”) to any shareholder of the Obligors;

Restrictions on movements of cash - cash in

(r)          subject to customary exceptions and baskets to be agreed, restriction on Financial Indebtedness (except for the indebtedness incurred under the Finance Documents);

(s)          restriction on issuance of share capital and restrictions against agreements or arrangements (other than Finance Documents) that limit/restrict dividends/distributions from subsidiaries/other Group Members;

Miscellaneous

(t)           Maintenance of good and sustainable financial status, failure to do which would reasonably be expected to have a Material Adverse Effect;

(u)         insurance to be maintained against those material risks and to the extent usual for companies carrying on the same or substantially similar business with reputable insurers;

(v)         while an Event of Default is continuing or the Lender reasonably suspects that an Event of Default may have occurred, access for the Lender and its representatives and professional advisers on notice;

(w)       intellectual property to be maintained if failure to do so would reasonably be expected to have a Material Adverse Effect;

(x)         pensions funded to the extent required by local law and regulations where failure to do so would have or be reasonably likely to have a Material Adverse Effect;

(y)         restrictions on amendments/waivers/ consents adverse to the Lender of or under the Merger Documents (unless otherwise permitted);

(z)         restrictions on amendments to constitutional documents of any Group Member whose Equity Interests is subject to the Transaction Security.

(aa)      no speculative treasury transactions;

(bb)     [intentionally left blank];

(cc)      provision of Transaction Security in accordance with agreed grace periods;

(dd)     further assurance subject to the Security Principles;

(ee)      compliance with Federal Reserve regulations;

(ff)       SAFE Rules and PRC law compliance;

(gg)      sanctions, anti-money laundering, anti-corruption and anti-terrorism;

(hh)     no change in accounting reference date; and

(ii)         the Borrower and the Group will appoint reputable auditors of international standing acceptable to the Lender (acting reasonably).

Events of Default:

The customary Event of Defaults limited to the following events (in each case, subject to customary materiality qualifications and other exceptions to be agreed in the Facility Agreement and taking into account the terms of comparable transactions in the market and the terms of prior transactions (if any) involving affiliates of the Sponsor and the Lender):

(a)         Non-payment: non-payment unless failure to pay is caused by administrative or technical error and payment is made within three (3) Business Days of its due date;

(b)         Other obligations: breach of any of the other terms and conditions of the Finance Documents unless such failure is capable of remedy and is remedied within 15 Business Days of the earlier of (i) Lender giving notice and (ii) the Borrower becoming aware provided that such remedy period does not apply to certain obligations (including Mandatory Prepayment – Upstreaming Cash);

(c)         Misrepresentation (unless the underlying circumstances (if capable of remedy) are remedied within 15 Business Days of the misrepresentation;

(d)         Cross-Default: cross default in respect of other financial indebtedness of any Obligor, subject to a minimum amount to be agreed;

(e)         Insolvency: insolvency in respect of Obligors;

(f)          Insolvency Proceedings: insolvency proceedings in respect of Obligors;

(g)         Creditors’ Process: creditors’ process in respect of Obligors affecting any asset of the Obligor which have an aggregate value of no less than an amount (to be agreed);

(h)         Unlawfulness and Invalidity: unlawfulness or invalidity of any provision of any Finance Document;

(i)           Subordination Agreement: Any party (other than the Lender) fails to comply with the terms of the Subordination Agreement;

(j)           Cessation of Ongoing Business: cessation of business by the Group (taken as a whole);

(k)         Audit Opinion is Qualified: the opinion of the auditors of the Financial Statements is qualified in a manner which is materially adverse to the interests of the Lender;

(l)           Expropriation: The authority or ability of any Obligor to conduct its business is materially limited or substantially curtailed by any seizure, expropriation or nationalisation;

(m)       Repudiation: repudiation and rescission by any Obligor of (i) any Finance Documents or (ii) any Merger Document;

(n)         Litigation: litigation proceedings with a real prospect of success are commenced against any Obligor by any third party and, in the reasonable opinion of the Lender are likely to result in a Material Adverse Effect;

(o)         Final Judgment: Failure to comply with any final judgment or order for amounts exceeding certain amount (to be agreed) in each isolated event against any Obligor or any Group Member; and

(p)         Material Adverse Effect: any event or circumstance which would reasonably be expected to have a Material Adverse Effect.

Default:	Any Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
Material Adverse Effect:

“Material Adverse Effect” means a material adverse effect on:

(a)         the business, operations, assets or financial condition of the Group taken as a whole; or

(b)         the ability of the Obligors (taken as a whole) to perform their payment obligations under the Finance Documents; or

(c)         the legality, validity or enforceability of, or the effectiveness or ranking of any security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of the Lender under any of the Finance Documents.

Assignments and Transfers:

No assignment or transfer shall be made to any person by the Borrower without consent from the Lender.

Upon occurrence of an Event of Default, assignment or transfer can be made to any person by the Lender without consent from the Borrower.

Debt Purchase Transactions:	The Facility Agreement will contain customary provisions to prohibit Obligors/Group Members from purchasing participations under the Facility/Finance Documents and customary provisions dealing with sponsor buy-back (e.g., disenfranchisement provisions).
Confidentiality:	Restriction on disclosure of confidential information relating to the Facility by the Lender, subject to exceptions detailed in the Facility Agreement.
Conditions Precedent to first Utilisation Request:

Documentary conditions precedent

Conditions precedent to the first Utilisation Request have been set out in Part 5 (each in form and substance satisfactory to the Lender (acting reasonably) save where otherwise expressly specified.

Conditions Subsequent

To consist of the following:

1.            Evidence of filing of the plan of merger and a certified copy of the certificate of merger issued by the competent authority in connection with the Acquisition;

2.            Any security perfection requirements in relation to the Transaction Security to be advised by local counsel;

3.            The execution of the Neptunus Commercial Undertaking Letter executed by Neptunus Commercial by no later than the Closing Date;

4.            Accession of the Target, Neptunus Commercial, Neptunus Medicine and 深圳市海王医药电子技术有限公司to the Facility Agreement as Obligors in compliance with the terms of the paragraph headed “Obligors” above; and

5.            Compliance with terms of sub-paragraphs 2 and 3 of the paragraph headed “Transaction Security” above.

Drawdown	Drawdown of the Facility shall be made with three (3) Business days’ prior notice. A Utilisation Request in respect of the Facility (each, an “Utilisation Request”) shall be submitted to the Lender by the Borrower.
Miscellaneous Provisions	The Facility Agreement will contain customary provisions relating to, among other things, default interest, market disruption, breakage costs, tax indemnities and other indemnities (including, without limitation, in relation to the Acquisition), increased costs, set-off and administration.
Tax Gross up/Indemnity	Standard gross-up and indemnity and mitigation provisions to be agreed in the documentation; Each party shall bear its own FACTA risk.
Costs and Expenses:

The Borrower agrees to pay on demand all reasonable and duly documented costs and expenses (including legal fees) incurred by the Lender in connection with the negotiation, preparation, printing, execution and perfection of the Facility and the Finance Documents.

The Borrower agrees to pay on demand all reasonable and duly documented costs and expenses (including legal fees) incurred by the Lender in connection with the amendment, administration or preservation of any rights under or in respect of the Finance Documents and all duly documented costs and expenses (including legal fees up to a cap to be agreed) which the Lender incurs or becomes liable for in enforcing its rights or demanding or recovering any sum or sums of money due to the Lender under the Finance Documents.

Governing Law:	English law. Applicable law for Transaction Security Documents to be advised by local counsel.
Jurisdiction:	Hong Kong Court Applicable dispute resolution forum for Transaction Security Documents to be advised by local counsel.

PART 4
SELECTED DEFINITIONS

“Accounting Principles” means:

(a)	in relation to the Group (on a consolidated basis), the Target Group (on a consolidated basis) and each Offshore Group Member, generally accepted accounting principles in the United States of America; and
(b)	in relation to each Onshore Group Member, generally accepted accounting principles in the PRC.

“Acquisition” means the transaction pursuant to which the Merger Sub will merge with and into the Target in accordance with the Merger Agreement and pursuant to which the Target, as the surviving company of such merger, will become a wholly-owned subsidiary of Borrower.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Business Day” means (other than a Saturday or Sunday) on which banks are open for general business in Beijing, Hong Kong, and (in relation to the delivery of any utilisation request, the utilisation date of the Loan and the determination of any interest rate or any Interest Period) London and (in relation to any payment in US$) New York City.

“Company Disclosure Schedule” has the meaning given to that term in the Merger Agreement.

“Constitutional Documents” means the certificate of incorporation, the memorandum of association and articles of association of the Borrower (including any amendments thereto).

“Equity Interest” means, in relation to any person:

(a)	any share of any class or capital stock of or equity interest (including any partnership interest) in such person or any depositary receipt in respect of any such share, capital stock or equity interest; or
(b)	any security convertible or exchangeable (whether at the option of the holder thereof or otherwise and whether such conversion is conditional or otherwise) into any such shares, capital stock, equity interest or depositary receipt, or any depositary receipt in respect of any such security; or
(c)	any option, warrant or other right to acquire any such share, capital stock, equity interest, security or depositary receipt or security referred to in the foregoing paragraphs (a) and/or (b) above.

“E.U.” means the European Union.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds (but not Trade Instruments), notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of Finance Leases;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);
(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of any underlying liability (but not, in any case, Trade Instruments) of any person which is not a Group Member, which liability would fall within one of the other paragraphs of this definition or in respect of any post-retirement benefit scheme;
(h)	any amount raised by the issue of shares or Equity Interests which are redeemable (other than at the option of the issuer thereof) before the Termination Date or are otherwise classified as borrowings under the Accounting Principles;
(i)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into that agreement is to raise finance or to finance the acquisition or construction of the applicable asset or service in question or (ii) that agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of such supply;
(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing excluding any such transaction which is expressly excluded under another paragraph of this definition or are otherwise classified as borrowings under the Accounting Principles; and
(k)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Merger Consideration” means the aggregate consideration payable in cash under the Merger Agreement.

“Merger Costs” means all fees, costs and expenses, stamp, registration and other Taxes incurred or assumed and required to be paid by the Borrower or any other Group Member in connection with the Acquisition or the Transaction Documents.

“Merger Documents” means the Merger Agreement, the Merger Plan, the Company Disclosure Schedule and any other document designated as a “Merger Document” by the Lender and the Borrower.

“Merger Plan” has the meaning given to the term “Plan of Merger” in the Merger Agreement.

“Original Financial Statements” means the audited consolidated financial statements of the Target for the Financial Year ended 31 December 2014 prepared in accordance with the Accounting Principles.

“Relevant Jurisdictions” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts material business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

“Sanctioned Country” means any country or territory which is the subject of any countrywide or territory-wide Sanctions.

“Sanctioning Authority” means:

(a)	the U.S. government or any U.S. agency (including OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury);
(b)	the United Nations Security Council;
(c)	the E.U. ;
(d)	the U.K. government (including any of Her Majesty’s Treasury, the Foreign and Commonwealth Office and the U.K. Department for Business, Innovation & Skills);
(e)	the PRC government; and/or
(f)	any other government or sanctions authority in any Relevant Jurisdiction of any Obligor.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctioning Authority.

“Trade Instruments” means any performance bonds, advance payment bonds or documentary letters of credit issued in respect of the obligations of any Group Member (which obligations do not constitute Financial Indebtedness) arising in the ordinary course of trading of that Group Member.

“Treasury Transactions” means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

“U.K.” means the United Kingdom.

“U.S.”, “United States of America” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

PART 5
CONDITIONS PRECEDENT

1. Borrower

(a)	A copy of the constitutional documents of the Borrower and, statutory registers (including its register of directors, its register of members and its register of charges) and a certificate of good standing issued by the Registrar of Corporate Affairs and a certificate of incumbency issued by its registered office provider, in each case, dated no earlier than 20 Business Days before the date on which the legal opinions referred to in paragraph 7 are (or are to be issued).

(b)	A copy of a resolution of the sole shareholder/board of directors of the Borrower:

(i)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, the Utilisation Request and selection notice) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party; and

(c)	A specimen of the signature of each person authorized by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(e)	a copy of a resolution signed by all the holders of the issued shares of the Merger Sub approving any amendments to its memorandum and articles of association.

(e)       A certificate of the Borrower (signed by a director) confirming that borrowing,

guaranteeing or securing, as appropriate, the total commitments of the Facility would not cause any borrowing, guarantee, security or similar limit binding on it to be exceeded.

(f)	A certificate of an authorized signatory of the Borrower certifying that each copy document specified in this Part 5 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the Initial Drawdown Date.

2. Finance Documents

(a)	The Facility Agreement executed by the parties thereto immediately prior to Closing (other than the Lender).

(b)	The Fee Letter executed by the parties thereto.

(c)	The Commitment Letter executed by the parties thereto.

(d)	The Keep-well Letters in the form agreed executed by the parties thereto.

(e)	The Sponsor Undertaking Letter in the form agreed and the Shenzhen Neptunus Group Undertaking Letter in the form agreed executed by the parties thereto.

(f)	The Subordination Agreement executed by the parties thereto immediately prior to Closing.

3. Security

(a)	A copy (with at least two originals to follow promptly) of each of the following Transaction Security Documents executed by the parties thereto (other than the Lender):

(i)	Charge over 17,000,000 ordinary shares of the Target granted by the Borrower; and

(ii)	Charge over all the shares of the Merger Sub.

(c)	A copy of all share certificates (if any), all transfers and share transfer forms or equivalent duly executed by the applicable chargor in blank in relation to the assets subject to or expressed to be subject to the Transaction Security (under the Transaction Security Documents referred to in paragraph (a)) and other documents of title and deliverables (including directors' resignation letters and undated resolutions) which can be and are customarily delivered on the date of execution of such Transaction Security Documents.

4. Merger

(a)	A copy of each of (i) the Merger Documents (other than the Merger Plan) executed by the parties to it, (ii) the paying agent agreement executed by the parties to it (the terms of which are consistent with the Merger Documents in all material respects) and (iii) the form of the constitutional documents and statutory registers (including its register of directors, its register of members and its register of mortgages and charges) and certificate of good standing issued by its registered office provider of the Target following the Closing Date.

(b)	A certificate of the Borrower (signed by a director) detailing the estimated Merger Costs (which may be satisfied by attaching the Funds Flow Statement detailing such estimated Merger Costs).

(c)       A certificate of the Borrower (signed by a director) certifying that:

(i)	the conditions under the Merger Documents have been satisfied or waived (where such waiver would not reasonably be expected to be materially adverse to the interests of the Lender or where such waiver is granted with the consent of the Lender) (other than payment of the Merger Consideration and such other conditions which are by their nature only capable of being satisfied on the Closing Date and are contemplated under the Merger Agreement as being due to be satisfied on the Closing Date); and

(ii)	no condition to completion of the Acquisition has been amended, waived or treated as satisfied in any manner which would reasonably be expected to be materially adverse to the interests of the Lender (except with the consent of the Lender).

(d)	A copy of the form of the Merger Plan to be signed by a director of the Merger Sub and the Target and to be filed with the Registrar of Companies of the Cayman Islands on or before the Closing Date (with such amendments to that form as recommended by the Registrar of Companies of the Cayman Islands).

(e)	A copy of each of the other documents required to be filed with the Registrar of Companies of the Cayman Islands pursuant to the provisions of section 233(9) of the Companies Law (2013 Revision) of the Cayman Islands in relation to the Acquisition (with such amendments to those documents as recommended by the Registrar of Companies of the Cayman Islands).

(f)	Evidence that:

(i)	the Acquisition has been approved by: (A) all shareholder(s)/board of directors of the Merger Sub and (B) shareholder(s)/board of directors of the Target;

(ii)	the condition set out in Article VIII of the Merger Agreement has been satisfied; and

(iii)	all creditors holding a fixed or floating security interest in each of the Target and the Merger Sub (if any) have consented to the Merger Plan or a certificate of the Target and the Merger Sub confirming that no such security interests exist.

5. Confirmation documents

(a)       A certificate of the Borrower (signed by a director) certifying that:

(i)	the Sponsor in the aggregate, directly or indirectly, wholly-owns each class of the issued shares of the Borrower; and

(ii)	The Borrower directly wholly-owns each class of the issued shares of the Merger Sub.

(b)	A certificate of the Borrower (signed by a director) certifying (and including reasonable particulars demonstrating) that the proceeds of the utilization proposed to be drawn on the Initial Drawdown Date will be sufficient to pay in full the aggregate of: (A) the Merger Consideration, and (B) all fees, costs and expenses in relation to the Facility and all other related Merger Costs due on the Closing Date.

7. Legal Opinions

The following legal opinions, each addressed to the Lender:

(a)	a legal opinion of Allen & Overy, legal adviser to the Lender as to English law substantially in the form distributed to the Lender prior to signing the Facility Agreement;

(b)	a legal opinion of the legal adviser to the Lender as to the laws of the British Virgin Islands substantially in the form distributed to the Lender prior to signing the Facility Agreement; and

(c)	legal opinion(s) of legal advisers to the Lender as to the laws of the jurisdiction of any governing law of any Finance Document (if not English law) and the laws of the jurisdiction of incorporation of any Obligor (if not the British Virgin Islands),

it being agreed that the Lender undertakes to instruct the relevant legal advisers referred to above to issue the respective legal opinions referred to above in this paragraph 7.

8. Other documents and evidence

(a)	Evidence that the process agent referred to in the Facility Agreement and/or required to be appointed under the Transaction Security Documents referred to in paragraph 3 (Security) of this Part 5 (Conditions Precedent) and/or required to be appointed under any Finance Document required to be delivered under this Part 5 (Conditions Precedent) has confirmed that it has accepted its appointment.

(b)	The Group Structure Chart (which assume that the Closing Date has occurred) in the form agreed.

(c)	The funds flow statement in a form agreed by the Borrower and the Lender detailing the proposed movement of funds on or before the Closing Date (the "Funds Flow Statement").

(d)        The Original Financial Statements in the form agreed.

(e)	Evidence that all the fees, costs and expenses due to be paid by the Borrower on or before the Initial Utilisation Date pursuant to the provisions of the Facility Agreement have been paid or will be paid by the Initial Utilisation Date.

(f)	Such other conditions precedent (if any by reference to transactions of similar nature) as the Lender (acting reasonably and upon advice of the relevant legal advisers to the Lender) and the Borrower may agree no later than 10 Business Days prior to the Closing Date.